UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑
Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Key Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1	Title of each class of securities to which transaction applies:
2	Aggregate number of securities to which transaction applies:
3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4	Proposed maximum aggregate value of transaction:
5	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

150 Avery Street
Walla Walla, Washington 99362
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on February 7, 2013
___________________

To our Shareholders:

The 2013 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. Pacific Time on Thursday, February 7, 2013 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, for the following purposes:

1.	To elect two directors of the Company;

2.	To consider advisory approval of the compensation of the Company's named executive officers;

3.	To ratify the selection of the Company's independent registered public accountants for fiscal 2013; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of the Company's Common Stock at the close of business on December 7, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.  Shareholders may vote in person or by proxy.  The accompanying form of proxy is solicited by the Board of Directors of the Company.

By order of the Board of Directors,

Ronald L. Greenman
Secretary

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Walla Walla, Washington
January 2, 2013

INTERNET AVAILABILITY OF PROXY MATERIALS
***** IMPORTANT NOTICE *****
Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
To be held on February 7, 2013
The Proxy Statement and Annual Report to Shareholders are available at
http://www.proxydocs.com/ktec

i

150 Avery Street
Walla Walla, Washington 99362
___________________

PROXY STATEMENT

2013 Annual Meeting of Shareholders

___________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why am I receiving these proxy materials?

Our Board of Directors is providing these proxy materials to you in order to solicit your proxy (i.e., your permission) to vote your shares of Key Technology, Inc. common stock upon certain matters at the 2013 Annual Meeting of Shareholders to be held on Thursday, February 7, 2013 at 8:00 a.m. Pacific Time.

We will refer to Key Technology, Inc. throughout as "we," "us," the "Company" or "Key."

Q:	When did Key send the proxy solicitation materials?

The proxy solicitation materials were first sent on or about January 2, 2013 to all shareholders entitled to vote at the Annual Meeting.

Q:	Where is the Annual Meeting?

The Annual Meeting will be held at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon.

Q:	Can I attend the Annual Meeting?

Yes.  You are invited to attend the Annual Meeting if you were a shareholder of record as of the close of business on December 7, 2012.

Q:	What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on:

Item 1. The election of two directors to hold office until the 2016 annual meeting of shareholders or until their respective successors have been duly elected and qualified;

Item 2. An advisory (non-binding) resolution considering approval of the compensation of our named executive officers;

Item 3. The ratification of the selection of Grant Thornton LLP as our independent registered public accountants for fiscal 2013; and

Item 4. Such other business as may properly come before the Annual Meeting.

Q:	What do I need to do now?

First, carefully read this document in its entirety.  Then, vote your shares by following the instructions from your broker if your shares are held in "street name," or by one of the following methods:

•	Mark, sign, date and return your proxy card in the enclosed envelope as soon as possible; or

•
Attend the shareholder meeting and submit a properly executed proxy or ballot.  If a broker holds your shares in "street name," you will need to get a legal proxy from your broker to vote in person at the meeting.

VOTING AT THE ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting and how many votes do they have?

You may vote if you were a holder of record of our common stock as of the close of business on December 7, 2012, which was the record date for the Annual Meeting.  Each share of common stock is entitled to one vote.

As of the record date, there were 5,304,197 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting, or the holders of 2,652,099 shares, is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Such shareholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for or against any proposal.

Q:	What is a broker non-vote?

For shares held through a broker or other nominee that is a New York Stock Exchange member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares.  If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instructions from the shareholder.  A broker non-vote occurs when a broker or other nominee holding shares does not vote on a particular proposal because the nominee has not received instructions from the shareholder and does not have discretionary voting power with respect to that item.  Broker non-votes will not be counted for or against any proposal.

If a broker or other nominee holds your shares in its name, the broker is permitted to vote your shares on the ratification of the selection of Grant Thornton LLP as our independent registered public accountants even if the broker does not receive voting instructions from you.

Q:	Can I vote my shares in person at the Annual Meeting?

Yes.  Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

It is important that your shares be represented at the Annual Meeting.  Therefore, even if you plan to attend in person, we recommend that you submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

You may direct how your shares are voted without attending the Annual Meeting whether you are the shareholder of record or whether your shares are held by a broker or other nominee on your behalf.

Shareholders of Record – If a proxy card in the accompanying form is properly signed, dated and returned prior to the voting at the Annual Meeting, the shares represented will be voted as instructed on the proxy card.

Shares Held by a Broker or Other Nominee on Your Behalf – You may vote by submitting voting instructions to your broker, trustee or nominee; please refer to the voting instructions provided to you by your broker, trustee or nominee.

Q:	How will my shares be voted, as a shareholder of record, if I submit a proxy and do not make specific choices?

As a shareholder of record, if you submit a properly signed and dated proxy card but do not provide voting instructions, your shares will be voted “FOR” the election of both nominees to the Board of Directors; “FOR” the proposal regarding the compensation of our named executive officers, and "FOR" the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2013.

Q:	What if I abstain from voting?

If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present, but will not be counted as either an affirmative vote or a negative vote with respect to that matter.  With respect to the three items scheduled to be voted on at the meeting, abstentions will have no effect on the outcome of the vote on those proposals, assuming a quorum is present.

Q:	What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies will use their discretionary authority to vote on such matters in accordance with their best judgment.  We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

Yes.  Any proxy may be revoked by a shareholder prior to its exercise by (1) filing with the Secretary of the Company, prior to your shares being voted at the Annual Meeting, a written notice of revocation or another duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).  Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting and should be hand delivered or sent to 150 Avery Street, Walla Walla, Washington 99362.

Q:	Who is soliciting votes and will bear the cost of soliciting votes for the Annual Meeting?

The Board of Directors is soliciting votes, and the Company will bear all costs of soliciting proxies.  We have retained American Stock Transfer & Trust Company to act as registrar and transfer agent, in return for which we pay a monthly fee of $1,050.  Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals.  In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by our officers and employees or by telephone, facsimile, electronic transmission or express mail.  We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Q:	Will a list of shareholders entitled to vote at the Annual Meeting be available?

Yes.  In accordance with Oregon law, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and at our principal executive offices during regular business hours beginning on January 4, 2013 and continuing through the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and will disclose final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the Annual Meeting.

ADDITIONAL INFORMATION

Q:	How may I obtain a separate copy of the proxy materials?

We have adopted a practice called "householding" for mailing this proxy statement in an effort to reduce printing and postage costs.  Under this practice, shareholders who share the same address will receive only one copy of our proxy materials and annual report, unless we receive contrary instructions from any shareholder at that address.  If you prefer to receive your own copy of our proxy materials and annual report, please contact American Stock Transfer & Trust Company at 800-937-5449.  You may also contact the Company or AST if you received multiple copies of the proxy materials and annual report and would prefer to receive a single copy in the future.

Q:	Can I access Key's proxy materials and Annual Report on Form 10-K on the Internet?

Yes.  You can access this proxy statement and the 2012 Annual Report on our website at www.key.net.  You may also obtain a copy of our proxy materials and 2012 Annual Report without charge upon request to:  Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

In addition, pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.  The Proxy Statement and Annual Report to Shareholders are available at http://www.proxydocs.com/ktec.  In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have "cookies" or other tracking devices which identify visitors.

Q:	What is the deadline for receipt of shareholder proposals for the 2014 Annual Meeting of Shareholders?

Shareholders are entitled to present proposals for action and director nominations at the 2013 Annual Meeting of Shareholders only if they comply with the applicable requirements of the proxy rules established by the Securities and Exchange Commission and the applicable provisions of our bylaws.  Shareholders must ensure that such proposals and nominations were received no later than September 5, 2012 by the Secretary of the Company at our principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.

Any business intended to be presented by a shareholder at the 2014 Annual Meeting, but not included in the proxy materials, must comply with Key's bylaws.  Under our bylaws, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on September 5, 2013.  The notice must set forth as to each matter that the shareholder proposes to bring before the meeting (i) a brief description of the matter, (ii) the proposing shareholder's name and record address, (iii) the class or series and number of Key's shares that the shareholder beneficially owns, (iv) a description of all agreements, arrangements or understandings between the shareholder and any other person(s) (including their names and addresses) in connection with the proposal of such matter and any material interest of the shareholder in such matter, and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.  If the written notice relates to a shareholder nomination of any person to stand for election to the

Board of Directors, please see page 7 of this Proxy Statement for additional information required to be included in the shareholder's written notice.

Q:	How can I communicate with the Board of Directors?

Any shareholder or other interested party desiring to communicate with one or more directors, or a particular committee of the Board of Directors, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Secretary, at our principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.  The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.

Q.	Who will count the vote?

The Secretary of the Company or his designee will act as Inspector of Election at the Annual Meeting and count the vote.

Q.	Where can I obtain more information?

If you have questions about the Annual Meeting or about submitting your proxy, you may contact:

Investor Relations
Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362
(509) 394-3362
investorinfo@key.net

Requests for copies of the proxy materials and 2012 Annual Report on Form 10-K should be sent to the Investor Relations address above.  Notices of shareholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors and any other communications should be sent to the address above to the attention of the Secretary of the Company.

INFORMATION ABOUT KEY'S BOARD OF DIRECTORS

Q:	Who is on Key’s Board of Directors?

Our Board of Directors currently has six members: John J. Ehren, Richard Lawrence, John E. Pelo, Michael L. Shannon, Charles H. Stonecipher and Donald A. Washburn.

Q:	How often are members elected?

The directors are divided into three classes, each consisting of two directors.  One class is elected each year for a three-year term.

Q:	What if a nominee is unwilling or unable to serve?

Each nominee listed in this Proxy Statement has agreed to serve as a director, if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee designated by the proxy holders or the present Board of Directors.

Q:	Which members of Key’s Board of Directors are independent?

The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of the Securities and Exchange Commission and the NASDAQ Global Market®.  These directors are Messrs. Lawrence, Pelo, Shannon, Stonecipher and Washburn.

Q:	How often did the Board of Directors meet in fiscal 2012?

            During fiscal 2012, the Board of Directors held eight meetings.  No director attended fewer than 88% of the total number of meetings of the Board of Directors and the committees of which he was a member during fiscal 2012.

            The Board of Directors does not currently have a policy with regard to the attendance of Board members at the annual meeting of shareholders.  All of our current directors attended our 2012 Annual Meeting of Shareholders.

Q:	What are the minimum qualifications required to serve on Key’s Board of Directors?

            Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on company matters.

            In addition, nominees must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our shareholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance.  Specifically, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values.  They must also have an inquisitive and objective perspective, practical wisdom, and mature and experienced judgment.  Directors must develop an understanding of our business and have a willingness to devote adequate time to carrying out their duties.

Q:	How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?

The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and to its shareholders.  The Nominating and Corporate Governance Committee considers potential candidates who may come to the attention of the Committee through current Board members, shareholders or other persons.  In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience, and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business or industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors.

The Committee evaluates potential nominees by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing such other information as may be deemed relevant.  Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors.  The Board selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.  We do not currently employ an executive search firm, or pay a fee to any third party, to locate qualified candidates for director positions.

Q:	Are director nominees evaluated differently based on whether the nominee is recommended by a security holder or by the Nominating and Corporate Governance Committee?

No.  Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a shareholder, is considered on the basis of the criteria set forth above.

Q:	Does the Nominating and Corporate Governance Committee consider diversity in identifying nominees for director candidates?

Although we do not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect our business.  In general, the composition of the Board is diversified across the following areas:  (i) financial accounting, legal and corporate governance experience, and (ii) experience with our business and industry, including experience in global markets, experience with engineered products, and experience with international legal and regulatory frameworks.  Candidates for vacant Board seats are considered in the context of current perceived needs of the Board as a whole.  The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience and background of our Board as a whole is appropriate for the Company.

Q:	What are the policies and procedures for considering director candidates recommended by shareholders?

             A shareholder wishing to nominate a candidate for election to our Board of Directors at any annual meeting at which the Board has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to our Secretary at our principal executive offices.  The submission must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement was released to shareholders in connection with the previous year's annual meeting.  For the 2014 annual meeting, this date would be September 5, 2013.  However, if we did not hold an annual meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

A shareholder's notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the company's books, of the shareholder nominating such candidate; (ii) the class and number of shares of the company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the number of shares of our common stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Q:	Does Key have a code of ethics?

Yes.  We have adopted the Key Technology, Inc. Code of Business Conduct and Ethics which applies to all of our directors and employees, including our chief executive officer and senior financial officers.  The Code of Business Conduct and Ethics is available on our website at www.key.net and will be provided without charge to any shareholder upon written request to:  Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.  The Code of Business Conduct and Ethics provides that any waiver of its applicability to any director or executive officer may be made only by the Board of Directors or an appropriately designated Board committee and will be publicly disclosed promptly to our shareholders.

Q:	Are related-party transactions considered by Key’s Board of Directors?

            We follow a written policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of the Board of Directors.

Q:	Did the company enter into any related-party transactions during fiscal 2012?

In fiscal 2012, we purchased 25,000 shares of our common stock from David M. Camp, a former Director, President and Chief Executive Officer, under the terms of a separation agreement. The shares were purchased at an average price of $9.88 based on the daily closing price of our common stock on the NASDAQ Global Market less $0.03 per share. The total purchase price paid was approximately $247,000. The aggregate purchase price of the shares repurchased has been reflected as a reduction in shareholder's equity. The share repurchase was approved by a majority of the disinterested, independent members of the Board of Directors.

Q:	What are the committees of the Board?

            We maintain a standing Audit Committee, Compensation and Management Development Committee and Nominating and Corporate Governance Committee.  All of the committees are engaged in their respective areas of responsibility throughout the year, and frequently interact with the President and Chief Executive Officer in furtherance of the Committees' tasks and our goals and objectives.

            Audit Committee.  The Audit Committee consists of three members: Mr. Pelo, Chairman, Mr. Stonecipher, and Mr. Washburn.  All of the Audit Committee members are independent, as defined under the rules of the NASDAQ Global Market.  The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  The function of the Audit Committee is to review the performance of, and recommend to the Board of Directors the appointment of, the Company's independent registered public accountants; to review and approve the scope and proposed cost of the yearly audit; to review the financial information provided to shareholders and others; to review the Company's internal controls; to consult with and review recommendations made by the Company's independent registered public accountants with respect to financial statements, financial records and internal controls; to discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures; to oversee the Company's risk assessment and risk management policies relating to the financial statements and the financial reporting process; and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time.  The Audit Committee met twelve times during fiscal 2012.

            Compensation and Management Development Committee.  The Compensation and Management Development Committee consists of three members: Mr. Shannon, Chairman, Mr. Lawrence and Mr. Washburn.  All of the Compensation and Management Development Committee members are independent, as defined under the rules of the NASDAQ Global Market.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  The Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company's chief executive officer, evaluating the chief executive officer's performance in light of those goals and objectives, and determining and approving the compensation level of the chief executive officer based on this evaluation.  The Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company, and considering, reviewing and granting awards under the Company’s stock incentive plans and cash bonus plans for senior executives administered by the Committee.  The Committee also oversees management development and succession plans for the Company.  The Committee has delegated to the Chief Executive Officer the authority to make discretionary awards of restricted stock each year up to a pre-determined aggregate number of shares to non-executive managers, individual contributors, and new hires for the purposes of retention and recruitment.  For fiscal 2012, the Committee authorized up to a cumulative total of 45,000 shares that may be awarded under this discretionary program.  The Committee met four times during fiscal 2012, and on numerous other occasions during the year Committee members consulted with each other and with management in furtherance of the Committee's business.

           Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of five members: Mr. Washburn, Chairman, Mr. Lawrence, Mr. Pelo, Mr. Shannon and Mr. Stonecipher, all of whom are independent directors as defined under the rules of the NASDAQ Global Market.  The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  The Committee is responsible for providing guidance and recommendations with respect to Board education and development, identifying qualified candidates who may become future members of the Board, and developing and monitoring compliance with corporate governance principles.  The Committee met four times during fiscal 2012.

           The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board of Directors, advisors, and shareholders.  Any such nominations, together with appropriate biographical information, should be submitted to the Committee in accordance with the Company's policies governing submissions of nominees discussed above.  Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Committee in the same manner as all other candidates.

Q:	What is the Board's leadership structure?

Our Board of Directors currently consists of John J. Ehren, President and Chief Executive Officer, and five independent directors.  Mr. David M. Camp resigned as a Director, President and Chief Executive Officer in May 2012. The Board appointed Mr. Ehren, as a Director, and President and Chief Executive Officer of the Company, upon Mr. Camp's resignation.

The Board elected to maintain separate chairman and chief executive officer positions to enhance corporate governance and management oversight.  In February 2007, Mr. Stonecipher was elected Chairman of the Board.  The Board believes that a board leadership structure in which the chairman and chief executive officer positions are separated is most appropriate for Key because it separates the leadership of the Board from the day-to-day leadership of the Company.  The Board believes that an independent chairman better positions the Board to evaluate the performance of management and more efficiently facilitates the communication of the views of the independent directors.  The Chairman and independent directors meet regularly in executive session and regularly review governance practices.  All the Directors believe the separation of the roles of chairman and chief executive officer has contributed to effective corporate governance at Key.

In his role as Chairman, Mr. Stonecipher is specifically responsible for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis.  He is also responsible for Board management, in particular by providing oversight on the agendas for Board and committee meetings; consulting with the President and Chief Executive Officer regarding the membership and the chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board, succession planning and strategic planning; and by chairing Board meetings.

Q:	What is the Board’s role in risk oversight?

Our senior management team is responsible for day-to-day risk management activities, while our Board of Directors, as a whole and on the committee level, is responsible for the overall supervision and oversight of our risk management activities.

The full Board considers risks among other factors in reviewing our strategy, business plan, budgets and major transactions.  Future risks are anticipated and discussed as part of the strategic planning process. The full Board also receives periodic information from management about our risk areas and initiatives for addressing those risks. In addition, our outside counsel reports in person to the Board periodically on an as-needed basis to keep the directors informed concerning legal risks and other legal matters involving the Company.

The Board delegates certain of its risk oversight responsibilities to the committees of the Board.  The committees report to the full Board as appropriate regarding their risk oversight activities, which include:

·   Audit Committee. The Audit Committee discusses with management on an as-needed basis our major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Audit Committee also oversees our risk assessment and risk management policies relating to the financial statements, internal controls and the financial reporting process.  At each of its quarterly, in-person meetings, the Audit Committee meets privately with representatives from our independent registered public accounting firm.  Finally, the Audit Committee receives quarterly reports from our Disclosure Committee and regular reports regarding our testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

·   Compensation and Management Development Committee. The Compensation and Management Development Committee annually reviews our compensation policies and practices and succession plan, and monitors risks related to compensation and succession planning.

·   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to our governance structures and processes.

Q:	How are directors compensated?

            Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors.  Compensation for independent, non-employee directors has been based upon an annual retainer of $80,000, consisting of $20,000 in cash and the equivalent of $60,000 in restricted stock based upon the current market price of the Company's common stock on the date of grant, subject to the terms of the Company's 2003 Restated Employees’ Stock Incentive Plan and 2010 Equity Incentive Plan.  In February 2012, the Board elected to revise the standard Board compensation for independent directors by changing the allocation of the annual retainer to $40,000 in cash and the equivalent of $40,000 in restricted stock. The cash component of the directors' compensation was increased in 2012 to assure that the directors received sufficient funds to pay the income taxes related to their aggregate annual compensation. For fiscal 2012, the five independent directors were awarded an aggregate of 15,255 shares of restricted stock.  These grants vest on the first anniversary of the date of grant.  All directors receive reimbursement of their Board-related expenses.  The Company does not pay meeting fees.

During fiscal 2012, the non-executive Chairman of the Board received an additional annual cash retainer of $40,000, the Chairmen of the Audit and the Compensation and Management Development Committees received an additional annual cash retainer of $10,000, and the Chairman of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $5,000.

Stock ownership guidelines for the Company’s directors adopted by the Board of Directors call for the non-employee directors to own shares of the Company’s common stock equal to not less than 33% of the total vested shares issued to the Director as restricted stock during the period of Board service with the Company.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2012, including compensation attributed to them in 2012 as a result of stock option grants and restricted stock awards made in prior years.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) (3) ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Richard Lawrence	$30,000	$40,000	−	$21,000	(4)	$91,000
John E. Pelo	$40,000	$40,000	−	−		$80,000
Michael L. Shannon	$40,000	$40,000	−	−		$80,000
Charles H. Stonecipher	$70,000	$40,000	−	−		$110,000
Donald A. Washburn	$35,000	$40,000	−	−		$75,000
_______________________________

(1)
The amounts reported represent the full grant date fair values for awards granted computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that may be realized by the directors.

(2)
On February 8, 2012, each non-employee director then-serving was awarded 3,051 shares of restricted stock, the restrictions on which lapse one year from the grant date.  The fair market value of the grant was $13.11 per share calculated using the closing price reported on the NASDAQ Global Market on the grant date

(3)	Each of the non-employee directors owned stock options and unvested restricted shares as of September 30, 2012 as follows:

Name	Stock Options	Restricted Shares
Richard Lawrence	−	3,051
John E. Pelo	15,000	3,051
Michael L. Shannon	10,000	3,051
Charles H. Stonecipher	10,000	3,051
Donald A. Washburn	−	3,051

(4) During fiscal 2012, Mr. Lawrence was retained by the Board of Directors to provide consulting services to the Company.

ELECTION OF DIRECTORS

INFORMATION ABOUT KEY'S DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

(Item 1 on the Proxy Card)

Q:           Who are this year’s nominees for re-election to Key’s Board of Directors and what particular qualifications led the Board to conclude that the person should serve as a director of the Company?

The two nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election this year to serve until the Annual Meeting of Shareholders in 2016, or until their respective successors are elected and qualified, are John E. Pelo and Charles H. Stonecipher.  Messrs. Pelo and Stonecipher are independent directors as defined under the rules of the NASDAQ Global Market.

The table below sets forth the following information as of December 7, 2012 about this year's nominees for re-election to Key's Board of Directors:  (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

Name	Age	Positions	Has Been a Director or Officer Since	Expiration of Current Term
John E. Pelo *[c] ‡	56	Director	1998	2013
Charles H. Stonecipher * ‡	51	Chairman	2004	2013

*	Member of the Audit Committee

‡	Member of the Nominating and Corporate Governance Committee

[c]	Committee Chair

John E. Pelo.  Mr. Pelo has served as a director of the Company since 1998.  He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996.  Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America.  Between 1984 and 1996, Mr. Pelo served as General Manager of one of Swire’s soft drink operations in the United States.

The Board has concluded that Mr. Pelo should continue to serve as a director of Key based on the following primary qualifications:

•
Extensive knowledge of Key’s business—Mr. Pelo has been a director of our Company for 14 years.  Having been involved in the food and beverage business for over 25 years, he has a deep understanding of our business and operations.

•	Relevant Chief Executive Officer/President experience—Mr. Pelo is the current President and Chief Executive Officer of Swire Coca-Cola USA.

•	High level of financial literacy—Mr. Pelo has more than 30 years of experience evaluating complex financial statements and internal controls, and participating in audit committee activities.

Charles H. Stonecipher.  Mr. Stonecipher has served as a director of the Company since 2004 and as the Board’s Chairman since 2007.  He is Managing Director of Trilogy Partnership LLC, a private investment firm for whom Mr. Stonecipher has served as an investment professional since 2008.  Mr. Stonecipher served as Executive Vice President of Strategy and Corporate Development for Advanced Digital Information Corporation, a supplier of data storage solutions for client server computing networks, from 2005 to 2006, and as Executive Vice President of Product Development and Strategy

from 2004 to 2005.  He served as President and Chief Operating Officer of Advanced Digital Information Corporation from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997.

The Board has concluded that Mr. Stonecipher should continue to serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key's business—Mr. Stonecipher has been a director of our Company for eight years.

•	Relevant executive officer experience—Mr. Stonecipher is a former President and Chief Operating Officer of Advanced Digital Information Corporation.

•	Relevant product development experience—Mr. Stonecipher has extensive experience in bringing technology products to market.

Q:           What is the voting requirement to approve the election of directors?

You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director.  A properly executed proxy marked "WITHHOLD" with respect to the election of a director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.  Proxies received from shareholders of record that do not contain voting instructions will be voted FOR each of the nominees for election as director.  If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares for the election of directors in the absence of voting instructions from you.  Abstentions and broker non-votes will not affect the outcome of the election of directors.  The nominees receiving the highest number of votes will be elected to the Board of Directors if a quorum is present.

Q:           How does the Board of Directors recommend that I vote on this proposal?

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Pelo and Stonecipher.

*  *  *

Q:           Which members of Key’s Board of Directors are continuing in office and what particular qualifications led the Board to conclude that the person should serve as a director of the Company?

The table below sets forth the following information as of December 7, 2012 about members of Key's Board of Directors who are continuing in office:  (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

Name	Age	Positions	Has Been a Director or Officer Since	Expiration of Current Term
John J. Ehren	52	Director, President and Chief Executive Officer	2008	2014
Richard Lawrence † ‡	60	Director	2007	2014
Michael L. Shannon †[c] ‡	62	Director	2000	2015
Donald A. Washburn * † ‡[c]	68	Director	2003	2015

*	Member of the Audit Committee

†	Member of the Compensation and Management Development Committee

‡	Member of the Nominating and Corporate Governance Committee

[c]	Committee Chair

John J. Ehren. Mr. Ehren was appointed President and Chief Executive Officer and a Director of the Company in May 2012. While at Key, Mr. Ehren has held the following positions: Executive Vice President and Chief Operating Officer (December 2011 to May 2012), Senior Vice President and Chief Financial Officer (February 2008 to May 2012), Senior Vice President of Global Operations (2010) and has overseen European Operations (2011 to present). From 2004 to 2008, he served as Vice President of Global Operations of Planar Systems, Inc., a public company that provides flat panel display and system solutions for medical, transportation, industrial and retail applications. From 1997 to 2004, Mr. Ehren held several senior-level financial officer positions with Planar, including Corporate Controller and Treasurer. Between 1990 and 1997, he held Chief Financial Officer and Vice President of Finance and Operations positions with two privately-held manufacturing companies. Mr. Ehren was employed by Ernst & Young, a public accounting firm, from 1985 to 1990, working primarily with high tech, manufacturing and software development clients.
The Board has concluded that Mr. Ehren should serve as a director of Key based on the following primary qualifications.

•
Extensive knowledge of Key's business-Since joining the company in 2008 until his appointment as President and Chief Executive Officer, Mr. Ehren held the position of Senior Vice President and Chief Financial Officer while also taking on additional Company responsibilities including Global Operations, European Operations, and business unit General Manager. Further, in 2011, Mr. Ehren was appointed as Executive Vice President and Chief Operating Officer with management responsibilities for all aspects of our business.  This extensive exposure to every aspect of Key's business uniquely qualifies Mr. Ehren for his service as a director.

•
Relevant operations and business experience-In addition to his responsibilities at Key, Mr. Ehren held various senior vice president positions for high technology manufacturing companies where he had domestic and international operations and overall business responsibilities.  These positions and their associated domestic and international aspects provide Mr. Ehren with the relevant background that is critical for his current role as a director of Key.

•
Extensive financial experience-Throughout his career, Mr. Ehren has held multiple Chief Financial Officer positions and other financial officer positions with various companies. This vast experience with the financial workings of both Key and other companies uniquely positions Mr. Ehren to provide financially sound guidance in his role as a director.

Richard Lawrence.  Mr. Lawrence has served as a director of the Company since 2007.  He is an independent consultant and business advisor specializing in mergers, acquisitions, and joint ventures.  From 1996 to 2006, Mr. Lawrence served as Vice President of Worldwide Corporate Development of PepsiCo, Inc.  He served in various other management positions with PepsiCo beginning in 1977 in engineering, and advanced into corporate and franchise development in 1985.

The Board has concluded that Mr. Lawrence should serve as a director of Key based on the following primary qualifications:

•
Extensive experience in mergers and acquisitions—Mr. Lawrence has extensive experience in planning, implementing and integrating domestic and international mergers and acquisitions, as well as in corporate governance.

•	Extensive knowledge of the food industry—Mr. Lawrence has over 30 years of experience in the food processing industry.

•	Extensive knowledge of operations and engineering in our industry—Mr. Lawrence has extensive knowledge of the management and leadership of operations and engineering in our industry.

Michael L. Shannon.  Mr. Shannon has served as a director of the Company since 2000.  Mr. Shannon has served as principal of The General Counsel Law Firm since 1994.  From 2006 to 2010, he served as co-founder of Concerto Development LLC, a real estate development firm.  From 1995 to 2004, he also served as Chairman and Chief Executive Officer of Data Access Technologies, Inc., a software company.  Between 1985 and 1989, Mr. Shannon served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, as Senior Vice President, General Counsel and Secretary of that corporation.

The Board has concluded that Mr. Shannon should serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key's business—Mr. Shannon has been a director of our Company for 12 years.

•	Knowledge of executive compensation strategies—Mr. Shannon has been the Chairman of the Compensation and Management Development Committee for seven years.

•	Extensive legal experience—Mr. Shannon has extensive legal and regulatory experience in heavy industry in multiple countries.

        Donald A. Washburn.  Mr. Washburn has been a director of the Company since 2003.  He is a private investor.  Mr. Washburn served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995.  He also served as Chairman and President of Northwest Cargo, a wholly-owned subsidiary of Northwest Airlines, Inc. from 1997 to 1998.  Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990.  Currently, Mr. Washburn serves as a trustee of LaSalle Hotel Properties, a real estate investment trust.  Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.

The Board has concluded that Mr. Washburn should serve as a director of Key based on the following primary qualifications:

•	Extensive knowledge of Key's business—Mr. Washburn has been a director of our Company for nine years.

•	Public company board experience—Mr. Washburn has over ten years experience as an independent director on multiple public company boards of directors.

•
Financial literacy and governance experience—Mr. Washburn  is a retired senior executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals, and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls.

•
Relevant executive officer experience—Mr. Washburn was an Executive Vice President with global responsibilities at Northwest Airlines and an Executive Vice President with responsibilities for real estate development and hotel operating activities at Marriott Corporation.  Mr. Washburn is also a former Chairman and President of Northwest Cargo, where he was responsible for developing and managing a complex, multi-location business enterprise.

All of the directors continuing in office, other than Mr. Ehren, are independent, as defined under the rules of the NASDAQ Global Market.

Q:           Who are Key’s other officers?

The table below sets forth the following information as of December 7, 2012 about Key's other officers:  (i) name and age; (ii) all positions and offices currently held with the Company; and (iii) the period of service as an officer of the Company.

Name	Age	Positions	Has Been an Officer Since
Louis C. Vintro, Ph.D.	52	Senior Vice President of Business Development and Global Operations	2011
Stephen M. Pellegrino	53	Vice President of Sales	2012
Michael L. Nichols, Ph.D.	64	Vice President of Research and Development	2012
James R. Brausen	58	Corporate Controller, Principal Accounting Officer and Principal Financial Officer	2007

Louis C. Vintro, Ph.D.  Dr. Vintro was appointed Senior Vice President of Business Development and Global Operations of the Company in October 2011.  From 2009 to 2011, he served as Vice President and General Manager of the Semiconductor Division of ESI, Inc., a manufacturer of laser-based wafer fabrication equipment.  Dr. Vintro served, from 2005 to 2009, as Senior Director of Technical Programs for KLA-Tencor Corporation, a manufacturer of laser-based particle inspection equipment.  From 2001 to 2004, he served as Global Business Manager of BOC Edwards Kachina, now Applied Materials, Inc., a provider of semiconductor processing services.

Stephen M. Pellegrino. Mr. Pellegrino was appointed Vice President of Sales for the Company in 2012.  He served as Senior Director of North American Sales and Corporate Sales Operations in 2011, as Director of U.S. and Canada Sales from 2006 to 2011, and as Director of Eastern Region Sales from 2000, when he joined the Company, until 2006.  From 1981 to 2000, Mr. Pellegrino worked in the food handling equipment operation of FMC Corporation, a provider of custom-engineered food processing solutions, where he held a number of positions including Sales and Marketing Manager of Food Handling Equipment from 1996 to 2000, Sales Manager of Major Accounts from 1995 to 1996, Product Manager for Aseeco Equipment from 1993 to 1995, Food Industry Specialist from 1990 to 1993, and Field Sales Engineer from 1981 to 1990.  Mr. Pellegrino holds a BS degree in Marketing from the Indiana University of Pennsylvania.

Michael Nichols, Ph.D.  Dr. Nichols was appointed Vice President of Research and Development for the Company in 2012. He joined the Company in 2010 as Senior Director of Research and Development. From 1994 to 2010, Dr. Nichols worked for Planar Systems, Inc., serving in several capacities.  From 2008 to 2010, he served in a dual role as Director of Operations, and as Site Director of Planar SAS Command and Control Systems Business Unit in Albi, France.  During 2007, he served as Director of Programs and Operations for Planar.  He served as Director of Engineering for Planar’s Medical Business Unit from 2004 to 2007, and in the same role for the Industrial Business Unit from 2002 to 2004.

James R. Brausen.  Mr. Brausen joined the Company as Corporate Controller in 2006.  In 2007, he was designated as Principal Accounting Officer of the Company and in 2012 he was designated Principal Financial Officer.  Before joining the Company, Mr. Brausen was employed by Boise Cascade LLC, where he served as Financial Manager from 2002 to 2006. From 1995 to 2002, he was employed as the Corporate Controller at Fraser Papers, Inc., a specialty paper company wholly owned by the publicly-traded Canadian company, Nexfor, Inc. Mr. Brausen is a Certified Public Accountant and holds a BS degree from the University of Idaho.

Q:           Who are Key's other significant employees?

The table below sets forth the following information as of December 7, 2012 about Key's other significant employees (i) name and age; (ii) all positions and offices currently held with the Company; and (iii) the period of service as an employee of the Company.

Name	Age	Positions	Has Been an Employee Since
Timothy F. Lobdell	55	Managing Director - EMEIA Region	2008
Steven R.S. Johnson	47	Senior Director of Marketing	2011

Timothy F. Lobdell. Mr. Lobdell has served the Company as Managing Director of Europe, Middle East, India and Africa (EMEIA) Region and the Company's subsidiary, Key Technology BV., since 2011. From 2008 to 2009, he served as Director of Financial Planning and Analysis and, from 2009 to 2011, he served as Finance Director, for Key Technology BV and the EMEIA Region. Prior to joining Key, he held several positions with Planar Systems, Inc., including Controller of Global Operations from 2007 to 2008, Director of Retail Systems from 2003 to 2005, and International Controller from 2000 to 2003. Mr. Lobdell is a Certified Public Accountant and holds a BA degree in Business and Accounting from the University of Montana.

Steven R.S. Johnson. Mr. Johnson was appointed Senior Director of Marketing for the Company in 2012. He joined the Company in 2011 as Product Marketing Manager of Process Systems. Previously, Mr. Johnson was with Gordon Composites, a manufacturer of technical composite products for recreational, commercial, industrial defense, and aerospace applications, where he served as Vice President and General Manager from 2004 to 2010, and as Manufacturing Systems Manager from 2002 to 2004. Mr. Johnson holds a BS degree in Automotive Engineering from Weber State University, Utah.

OTHER MATTERS TO BE VOTED UPON

PROPOSAL REGARDING ADVISORY APPROVAL OF THE COMPENSATION
OF KEY’S NAMED EXECUTIVE OFFICERS

(Item 2 on the Proxy Card)

Q:	What am I voting on?

Key is providing shareholders with the opportunity at the 2013 Annual Meeting to vote on an advisory resolution, commonly known as “say-on-pay,” considering approval of the compensation of Key’s named executive officers in fiscal 2012.  Such compensation is described on pages 20 through 33 of this Proxy Statement.

The Compensation and Management Development Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals.  The Compensation Discussion and Analysis and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of Key Technology, Inc.’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Q:	What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation and Management Development Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

Q:	What is the voting requirement to approve this proposal?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.  If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you.  Proxies received from shareholders of record that do not contain voting instructions for this proposal will be voted FOR approval of this resolution.  Abstentions and broker non-votes will not affect the outcome of voting on this proposal.  To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

Q:	How does the Board of Directors recommend that I vote on this proposal?

The Board of Directors believes that Key’s executive compensation program aligns our incentive compensation with the long-term interests of our shareholders.  The Company’s program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value.  The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR advisory approval of the compensation of the Company’s named executive officers.

*  *  *

PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 3 on the Proxy Card)

Q:	What am I voting on?

You are being asked to vote on a proposal to ratify the selection of Grant Thornton LLP as our independent registered public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2013.  Grant Thornton LLP has acted as our independent registered public accountants since 2005, and the Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as our fiscal 2013 accounting firm.

Q:	Will a representative of Grant Thornton LLP be present at the Annual Meeting?

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Q:	What is the voting requirement to approve this proposal?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.  If a broker or other nominee holds your shares in its name, the broker is permitted to vote your shares with respect to this proposal even if the broker does not receive voting instructions from you.  Abstentions will not affect the outcome of voting on this proposal.  To be approved, the number of votes cast “FOR” ratification of the selection of Grant Thornton LLP as our independent registered accountants must exceed the votes cast “AGAINST” ratification.

Q:	How will my shares be voted if I submit a proxy and do not make specific choices with respect to this proposal?

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2013.

Q:	How does the Board of Directors recommend that I vote on this proposal?

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2013.

*  *  *

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of December 7, 2012, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group.  Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
James R. Brausen	12,867	*
David M. Camp (2)	36,408	*
John J. Ehren	66,891	1.3
Richard Lawrence	18,226	*
Michael L. Nichols	29,564	*
Stephen M. Pellegrino	36,157	*
John E. Pelo (3)	55,955	1.1
Michael L. Shannon (4)	30,797	*
Charles H. Stonecipher (5)	33,645	*
Louis C. Vintro	35,822	*
Donald A. Washburn	53,345	1.0
Ameriprise Financial, Inc. (6)	607,264	11.4
Columbia Management Investment Advisors, LLC 100 Federal Street Boston, MA 02110
Disciplined Growth Investors, Inc. (6)	297,127	5.6
150 South Fifth Street, Suite 2100 Minneapolis, MN 55402
Royce & Associates LLC (6)	662,943	12.5
745 Fifth Avenue New York, NY 10151
Rutabaga Capital Management LLC (6)	597,304	11.3
64 Broad Street Boston, MA 02109
All directors and executive officers as a group (13 persons)	416,845	7.9

_____________________
*Less than 1%

(1)	For the listed directors and officers, the amounts reported include shares of either or both service-based and performance-based restricted stock.

(2)	Mr. Camp's employment terminated on June 23, 2012.

(3)	Includes options to purchase 15,000 shares.

(4)	Includes options to purchase 10,000 shares. 5,000 of Mr. Shannon’s shares are pledged as collateral in connection with a business loan.

(5)	Includes options to purchase 10,000 shares.

(6)	Information is based solely on Forms 13F for the quarter ended September 30, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).  Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were complied with during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation

The Compensation and Management Development Committee of the Board of Directors is responsible for oversight and design of compensation programs for the Company’s senior management.  The Compensation Committee is composed only of independent, non-employee members of the Board of Directors.  The Compensation Committee, with input from the Board of Directors, is responsible for establishing performance goals and objectives relevant to compensation of the President and Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation based on this evaluation.  The Compensation Committee reviews and considers recommendations made by the President and Chief Executive Officer in determining the compensation of the other named executive officers.  Under the Compensation Committee Charter, the Compensation Committee is also charged with administering and granting awards under the Company’s stock incentive plans and cash incentive plans for senior executives.

At the 2012 Annual Meeting of the Shareholders, over 98% of the shares voted were voted to approve the fiscal 2011 compensation of the Company’s named executive officers.  The Compensation Committee and the full Board of Directors have reviewed the vote on the say-on-pay proposal received at the 2012 Annual Meeting and will take into account the results in establishing compensation for the named executive officers for fiscal 2013.  In response to the 2011 say-on-pay-frequency vote, the Compensation Committee and Board of Directors determined to implement an annual say-on-pay advisory vote.

Background

The Compensation Committee makes every effort to ensure that the Company’s compensation program for senior management aligns the interests of senior management with the economic interests of shareholders and provides incentives to support the business strategy of the Company.  The Compensation Committee does not use peer data and surveys, or set compensation or any element of compensation to meet specific benchmarks or percentiles within any identified group.  The members of the Compensation Committee take into account their business experience, their experience from serving on other boards of directors, publicly available information from news sources, information from generally accessible databases, and broad-based third-party surveys containing information about companies of similar size in a variety of industries to obtain a general understanding of current compensation practices.  The Compensation Committee also benefits from experience gained from previous executive recruiting efforts involving the Company.  The Compensation Committee uses this information, together with recommendations from the President and Chief Executive Officer, to establish broad guidelines for total compensation for executives. The Compensation Committee has conducted an annual review of compensation for the named executive officers for fiscal 2012.

Compensation Philosophy and Objectives

The Compensation Committee has established the following compensation objectives for the Company’s named executive officers as important elements of its overall compensation philosophy:

Compensation should be related to performance. The Compensation Committee believes that the compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, with a material portion of an executive’s potential annual performance-based incentive compensation and long-term stock compensation at risk if Company and individual performance objectives are not achieved.

Compensation should serve to encourage executives to remain with the Company.  The Company’s executive compensation program components are designed to retain talented executives.  The Compensation Committee believes that continuity of employment is critical to achieving the Company’s strategic objectives and building shareholder value.  A significant element of the executive compensation program, therefore, is long-term stock incentive compensation awards that vest on a rolling basis over periods of several years.  As part of the retention objective, the Compensation Committee believes that compensation should include a meaningful stock component to further align the interests of senior management with the interests of our shareholders.

Compensation should be reasonable for our business, our locations and our long-term, multi-year approach to achieving sustainable growth.  The Compensation Committee believes that an appropriate compensation package will attract executives and motivate them to achieve the Company’s annual and long-term strategic objectives.  At the same time, the Committee believes that compensation should be set at reasonable and fiscally responsible levels.

Compensation should be managed to encourage innovation and appropriate levels of risk.  The Compensation Committee believes incentive compensation should be structured to discourage assumption of excessive short-term risk without constraining innovation and reasonable risk-taking.  To achieve this objective, the Compensation Committee believes the success of the Company over time will be more effectively assured by connecting a significant element of incentive compensation to longer-term Company performance.

General Process for Setting Compensation for Fiscal 2012

The Compensation Committee first determined the appropriate level of total compensation for each named executive officer, other than Mr. Brausen, and then determined the appropriate allocation among annual base cash compensation, annual performance-based cash incentive compensation and long-term stock incentive compensation.  Mr. Brausen serves as the Company’s Controller, Principal Financial Officer and Principal Accounting Officer and did not participate in the same compensation plans as the other named executive officers.

The proportion of the executive’s overall compensation that is performance-based depends upon the executive’s level and area of responsibility.  As a result of the Company’s emphasis on incentive compensation, base salary for fiscal 2012 generally represented approximately 25% of each executive’s total potential compensation. For fiscal 2012, the Compensation Committee weighted each executive’s total compensation opportunity toward incentive compensation tied to the Company’s performance by allocating approximately 30% or more of the executive's total potential annual compensation to annual performance-based cash compensation. For fiscal 2012, the Compensation Committee did not award annual performance-based incentive stock compensation. The Compensation Committee awarded long-term performance-based restricted stock grants to each executive valued at 100% of each executive’s fiscal 2012 base salary the restrictions on which will lapse if three-year performance objectives are achieved at the target level.  Each executive has the potential to earn 80% to 200% of the restricted shares awarded based on achievement of three-year performance objectives at the threshold and maximum levels, respectively. In the event awards are earned in excess of the number of restricted shares originally granted, additional unrestricted shares will be awarded.

When the Company does not achieve satisfactory financial results, the compensation that can be realized by the Company’s executives may be substantially reduced.  When the Company’s performance exceeds financial expectations or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased.  The Compensation Committee believes that this is the most effective means of aligning executive incentives with shareholder interests.  The Compensation Committee evaluates the levels and the maximum amounts of such payouts in relation to the Company’s overall financial performance.

Elements of Compensation

The compensation program for named executive officers consists of (i) annual base cash compensation, (ii) annual performance-based cash incentive compensation, (iii) long-term stock incentive compensation, and (iv) other executive benefits.  A discussion of each element follows:

Annual Base Cash Compensation

The Company provided the named executive officers in fiscal 2012 with annual base cash compensation (“base salary”) at levels which generally ranged from 37% to 57% of the executive’s potential total annual cash compensation.  Base salary is a fixed, cash component of overall compensation, which is reviewed and may be adjusted periodically based on a variety of factors, including executive performance, Company performance, general economic conditions and the subjective business judgment and general business experience of the members of the Compensation Committee.  Base salary ranges for named executive officers are designed to account for varying responsibilities, experience and performance levels.

Annual Performance-Based Incentive Cash Compensation

The company's annual performance-based incentive cash compensation program is designed to tie executive compensation to the company's performance. The Compensation Committee approved the performance-based incentive cash compensation program for certain executives based on the achievement of a minimum threshold of $6.5 million of operating income for the 2012 fiscal year. The targeted cash compensation for each executive for fiscal 2012 varied from 60% to 150% of their base salary. Participants were eligible to earn up to 125% of their targeted cash compensation for performance greater than threshold. Messrs. Camp, Ehren, Nichols and Vintro participated in the annual performance-based incentive cash compensation program in fiscal 2012. For fiscal 2012, no annual performance-based incentive cash compensation was paid because the minimum operating income threshold was not met.

Messrs. Brausen and Pellegrino participated in the Company's broader management incentive plan, which was also subject to the achievement by the Company of a minimum of $6.5 million of operating income for the 2012 fiscal year. Each participant had targeted incentive cash compensation equal to an amount ranging from 10% to 40% of the participant's base salary. If the minimum operating income threshold was met, participants could earn from 0% to 100% of their targeted cash compensation for performance greater than threshold. For fiscal 2012, no incentive cash compensation was paid pursuant to the management incentive plan because the minimum operating income threshold was not met.

Long-Term Stock Incentive Compensation

The Compensation Committee believes that incentives tied to stock ownership by executive officers are the most important component of total compensation.  The Compensation Committee uses grants of restricted stock as part of the Company’s overall incentive compensation to align the interests of executive officers with those of the Company’s shareholders.  All named executive officers, other than Mr. Brausen, participate in the restricted stock awards.  The stock is restricted in that if the criteria for retention of the shares awarded are not achieved, the shares are forfeited and cancelled.  The restrictions lapse if the criteria for unrestricted ownership are achieved.

In 2012, the Company awarded to each named executive officer, other than Mr. Brausen, a performance-based restricted stock award, the restrictions on which lapse upon the achievement of certain criteria, including Company and individual performance objectives and continued employment with the Company through December 16, 2014. The Compensation Committee determined that the first performance element should be earnings per share and that it should be the primary measure of financial performance by which to link long-term incentive compensation to Company performance. Earnings per share constituted three-fourths of the performance determination.

The second element was based on an individual incentive plan designed to reward achievement of quantitative goals within each executive's area of responsibility. For fiscal 2012, the individual performance objectives under this element included goals related to cash flow, gross margin dollars, reduction of warranty expense, and company order growth. Other than Mr. Camp, all named executive officers participated in this element in fiscal 2012, although each officer did not necessarily participate in each goal. Individual performance constitutes one-fourth of the performance determination. The Company did not grant any other performance-based  restricted stock awards in fiscal 2012.

Other Executive Benefits

The policy of the Company is not to provide material perquisites to its named executive officers.  Executive officers are eligible to participate in the Company’s 401(k) plan and Restated 1996 Employee Stock Purchase Plan, and receive similar health, dental and insurance benefits as are available to other employees of the Company.

Analysis of Specific Compensation Determinations

David M. Camp.  Mr. Camp served as President and Chief Executive Officer through May 16, 2012. In determining the elements of his compensation for fiscal 2012, the Compensation Committee considered the factors described above under “Annual Base Cash Compensation” and in addition further evaluated the Company’s performance and Mr. Camp’s job performance.  For fiscal 2012, Mr. Camp’s annual base salary was increased from $275,000 to $300,000.

Under the annual performance-based incentive cash compensation program, Mr. Camp's incentive compensation target was based on the Company achieving a minimum of $6.5 million of operating income for fiscal 2012. Mr. Camp's target incentive cash compensation was 150% of his previous base salary or $412,500. If the operating income threshold was met, Mr. Camp could have earned from 0% to a maximum of 125% of his target incentive cash compensation in a linear relationship from the threshold operating income. For fiscal 2012, the Company did not reach its operating income threshold, and Mr. Camp did not receive a performance-based cash incentive payout.

In fiscal 2012, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.  Under this grant, Mr. Camp was awarded 35,129 shares, which amounts to 150% of Mr. Camp’s base salary based on the grant date fair value of $12.81 per share on October 3, 2011.  If certain pre-determined targeted performance goals were met or exceeded, Mr. Camp could have earned from 33% to 200% percent of the awarded shares. Mr. Camp would earn 33% of the awarded shares by achieving 80% of the targeted performance goals increasing linearly to a maximum of 200% of the awarded shares by exceeding the targeted performance goals by 30%. In the event awards are earned in excess of the number of restricted shares originally granted, additional unrestricted shares will be awarded. The restrictions on the shares would have lapsed on December 16, 2014 subject to Mr. Camp’s continued employment and the Company achieving the pre-determined earnings per share objective as determined from the audited financial statements for the year ended September 30, 2014. Mr. Camp's employment with the Company terminated on June 23, 2012; therefore these shares were forfeited and cancelled.

John J. Ehren.  For fiscal 2012, Mr. Ehren served as the Senior Vice President and Chief Financial Officer for the period October 1, 2011 through May 16, 2012 and his prior base salary of $230,000 was continued through February 2012 at which time, considering the factors described above under “Annual Base Salary Compensation” and that Mr. Ehren was appointed Executive Vice President and Chief Operating Officer on December 19, 2011, the Compensation Committee increased Mr. Ehren's base salary to $265,000. On May 16, 2012, Mr. Ehren was appointed President and Chief Executive Officer and the Compensation Committee, considering the factors described above under “Annual Base Salary Compensation,” increased Mr. Ehren's base salary to $300,000.

Under the annual performance-based incentive cash compensation program, Mr. Ehren's incentive compensation target was based on the Company achieving a minimum threshold of $6.5 million of operating income for fiscal 2012. Mr. Ehren's target incentive cash compensation was 100% of his previous base salary or $230,000. If the operating income threshold was met, Mr. Ehren could have earned from 0% to a maximum of 125% of his target incentive cash compensation in a linear relationship from the threshold operating income. For fiscal 2012, the Company did not reach its operating income threshold, and Mr. Ehren did not receive a performance-based cash incentive payout.

In fiscal 2012, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.  Under this grant, Mr. Ehren was awarded 17,955 shares which amounts to 100% of Mr. Ehren’s base salary on October 3, 2011 based on the grant date fair value of $12.81 per share on such date.  If certain pre-determined targeted performance goals were met or exceeded, Mr. Ehren would earn from 33% to 200% percent of the awarded shares. Mr. Ehren would earn 33% of the awarded shares by achieving 80% of the targeted performance goals increasing linearly to a maximum of 200% of the awarded shares by exceeding the targeted performance goals by 30%. In the event awards are earned in excess of the number of restricted shares originally granted, additional unrestricted shares will be awarded. The restrictions on the shares will lapse on December 16, 2014 subject to Mr. Ehren’s continued employment, the achievement of individual performance objectives and the Company achieving its pre-determined earnings per share objective as determined based on the Company's audited financial statements for the year ended September 30, 2014.

James R. Brausen. Mr. Brausen serves as the Company’s Corporate Controller, Principal Financial Officer and Principal Accounting Officer. Mr. Brausen does not participate in the same compensation plans as the other named executive officers.   Mr. Brausen’s compensation is determined by the Chief Executive Officer and is comprised of a base salary, participation in the Company’s management incentive plan and the Company’s equity incentive plans.  For fiscal 2012, Mr. Brausen’s annual base salary was continued at $165,000.

Under the management incentive plan, Mr. Brausen’s incentive compensation goals relied entirely on the Company reaching $6.5 million of operating income.  Mr. Brausen’s target incentive compensation was 40% of base salary, or $66,000, if the operating income threshold was achieved.  If the operating income threshold was met, Mr. Brausen would earn from 0% to 100% of his target incentive cash compensation in a linear relationship from the threshold operating income.  For fiscal 2012, the Company did not meet the operating income threshold objective; therefore Mr. Brausen earned no management incentive cash compensation.

On February 3, 2012, Mr. Brausen was awarded 3,000 shares of service-based restricted stock with a grant date fair value of $13.07 per share.  The restricted shares will vest on December 16, 2014 subject to continued employment with the Company. Mr. Brausen was also awarded a cash incentive bonus that will be based on the value of 2,000 shares of Company common stock at the Company's closing stock price on December 16, 2014 that will be payable on December 16, 2014 subject to his continued employment with the Company.

Louis C. Vintro.  In determining the compensation for Dr. Vintro, Senior Vice President of Business Development and Global Operations, for fiscal 2012, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and set Dr. Vintro’s annual base salary at $230,000.

Under the annual performance-based incentive cash compensation program, Dr. Vintro's incentive compensation target was based on the Company achieving a minimum threshold of $6.5 million of operating income for fiscal 2012. Dr. Vintro's target incentive cash compensation was 100% of his base salary or $230,000. If the operating income threshold was met, Dr. Vintro could have earned from 0% to a maximum of 125% of his target incentive cash compensation in a linear relationship from the threshold operating income. For fiscal 2012, the Company did not reach its operating income threshold, and Dr. Vintro did not receive a performance-based cash incentive payout.

In fiscal 2012, the Company awarded Dr. Vintro 17,500 shares of restricted stock subject to continued employment-based vesting requirements. The lapse of restrictions on the award is contingent upon his continued employment over a three-year period and such shares will become vested in 25%, 25%, and 50% increments each year beginning February 9, 2013.

In fiscal 2012, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.  Under this grant, Dr. Vintro was awarded 17,955 shares which amounts to 100% of Dr. Vintro’s base salary based on the grant date fair value of $12.81 per share on such date.  If certain pre-determined targeted performance goals were met or exceeded, Dr. Vintro would earn from 33% to 200% percent of the awarded shares. Dr. Vintro would earn 33% of the awarded shares by achieving 80% of the targeted performance goals increasing linearly to a maximum of 200% of the awarded shares by exceeding the targeted performance goals by 30%. In the event awards are earned in excess of the number of restricted shares originally granted, additional unrestricted shares will be awarded. The restrictions on the shares will lapse on December 16, 2014 subject to Dr. Vintro's continued employment, the achievement of individual performance objectives and the Company achieving its pre-determined earnings per share objective as determined based on the Company's audited financial statements for the year ended September 30, 2014.

Stephen M Pellegrino.  Mr. Pellegrino was appointed Vice President of Sales in February 2012. In determining the compensation for Mr. Pellegrino, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and set Mr. Pellegrino’s annual base salary at $200,000.

Under the management incentive plan, Mr. Pellegrino’s incentive compensation goals relied entirely on the Company reaching $6.5 million of operating income.  Mr. Pellegrino’s target incentive compensation was 40% of base salary, or $64,000, if the operating income threshold was achieved.  If the operating income threshold was met, Mr. Pellegrino would earn from 0% to 100% of his target incentive cash compensation in a linear relationship from the threshold operating income.  For fiscal 2012, the Company did not meet the operating income threshold objective; therefore Mr. Pellegrino earned no management incentive cash compensation.

In fiscal 2012, the Company awarded Mr. Pellegrino, 17,500 shares of restricted stock subject to continued employment-based vesting requirements. The lapse of restrictions on the award is contingent upon his continued employment over a three-year period and such shares will become vested in 25%, 25%, and 50% increments each year beginning February 9, 2013.

In fiscal 2012, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.  Under this grant, Mr. Pellegrino was awarded 13,440 shares which amounts to 100% of Mr. Pellegrino’s base salary prorated for the period subsequent to his appointment as Vice President of Sales based on the grant date fair value of $13.11 per share on February 8, 2012.  If certain pre-determined targeted performance goals were met or exceeded, Mr. Pellegrino would earn from 33% to 200% percent of the awarded shares. Mr. Pellegrino would earn 33% of the awarded shares by achieving 80% of the targeted performance goals increasing linearly to a maximum of 200% of the awarded shares by exceeding the targeted performance goals by 30%. In the event awards are earned in excess of the number of restricted shares originally granted, additional unrestricted shares will be awarded. The restrictions on the shares will lapse on December 16, 2014 subject to Mr. Pellegrino's continued employment, the achievement of individual performance objectives and the Company achieving its pre-determined earnings per share objective as determined based on the Company's audited financial statements for the year ended September 30, 2014.

Michael L. Nichols.  In determining the compensation for Dr. Nichols, Vice President of Research and Development, for fiscal 2012, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Dr. Nichols’ annual base salary at $180,000.

Under the annual performance-based incentive cash compensation program, Dr. Nichols' incentive compensation target was based on the Company achieving a minimum threshold of $6.5 million of operating income for fiscal 2012. Dr. Nichols' target incentive cash compensation was 60% of his base salary or $108,000. If the operating income threshold was met, Dr. Nichols could have earned from 0% to a maximum of 125% of his target incentive cash compensation in a linear relationship from the threshold operating income. For fiscal 2012, the Company did not reach its operating income threshold, and Dr. Nichols did not receive a performance-based cash incentive payout.

In fiscal 2012, the Company awarded grants of long-term performance-based restricted stock subject to achievement of pre-determined performance goals.  Under this grant, Dr. Nichols was awarded 8,431 shares which amounts to 60% of Dr. Nichols’ base salary based on the grant date fair value of $12.81 per share on October 3, 2011.  If certain pre-determined targeted performance goals were met or exceeded, Dr. Nichols would earn from 33% to 200% percent of the awarded shares. Dr. Nichols would earn 33% of the awarded shares by achieving 80% of the targeted performance goals increasing linearly to a maximum of 200% of the awarded shares by exceeding the targeted performance goals by 30%. In the event awards are earned in excess of the number of restricted shares originally granted, additional unrestricted shares will be awarded. The restrictions on the shares will lapse on December 16, 2014 subject to Dr. Nichols' continued employment, the achievement of individual performance objectives and the Company achieving its pre-determined earnings per share objective as determined based on the Company's audited financial statements for the year ended September 30, 2014.

Other Compensation Matters

Change in Control and Severance Arrangements

Pursuant to commitments made at the time of hire, if Mr. Camp’s employment with the Company is terminated at or within 12 months of a change in control event, or by the Board without cause in a non-change of control environment, Mr. Camp will receive severance benefits equal to one year’s then-applicable base salary. The severance agreement also stated that other benefits, such as medical benefits, may be extended for Mr. Camp in the discretion of the Compensation Committee.

 Mr. Camp entered into a Separation Agreement and General Release with the Company on June 7, 2012 agreeing to a general release of all claims against the Company in exchange for a severance arrangement. Mr. Camp's compensation for fiscal 2012 included the following severance provisions: $300,000 in severance benefits; continued coverage under the Company's health benefits plan for a period of one year; and an independent consulting agreement for one year through June 2013 for an initial payment of $10,000 and twelve monthly payments thereafter of $5,000 per month. The Company agreed to purchase through the period ended December 31, 2012 up to 25,000 shares of the Company's common stock held by Mr. Camp at the applicable fair market prices less $0.03 per share, in increments of not less than 5,000 shares. The Company also agreed to accelerate the vesting of 25,582 shares of time-based restricted common stock of the Company held by Mr. Camp that would otherwise have vested on September 30, 2012.

The Company has no employment agreements with its other named executive officers and has no policy with respect to change in control and severance arrangements for such officers; provided, however, the restricted stock agreements with the other named executive officers provide that some or all of the restrictions on such shares may be terminated in the discretion of the Compensation Committee in the event of a change of control.  In the event of such terminations, the estimated value of the lapse of such restrictions on September 30, 2012 with respect to the restricted shares held by the other named executive officers would be as follows:  Mr. Ehren, $0 - $534,151; Mr. Brausen, $0 - $66,815; Dr. Vintro, $0 - $343,222; Mr. Pellegrino $0 - $340,173; and Dr. Nichols, $0 - $219,641.  Other benefits, such as medical benefits, may be extended to the named executive officers in the discretion of the Compensation Committee.

Risks Arising from the Company’s Compensation Policies and Practices

The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks.  The Compensation Committee has developed a framework to assess the specific risks associated with the Company’s compensation programs.  The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company.  As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process are evaluated on an annual basis.  Based on the results of the assessment with respect to fiscal 2012, management and the Compensation Committee, with the assistance of the Company’s legal advisors, and in collaboration with the Audit Committee, concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1,000,000 per officer in any year.  However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.”  The Company’s 2003 Restated Employees’ Stock Incentive Plan and the 2010 Equity Incentive Plan, both of which were approved by the Company’s shareholders, allow performance-based awards of restricted stock to be granted with certain performance criteria.  The approval by the shareholders meets one of the criteria the IRS requires for the Company to be able to exempt compensation attributed to performance-based awards of restricted stock from the limitations of Section 162(m) on tax deductible compensation expense.  The Company did not pay any compensation during fiscal 2012 that would be subject to the limitations set forth in Section 162(m) and, therefore, all compensation paid to executives was deductible for tax purposes.

Stock Ownership Guidelines

As noted above, part of the Compensation Committee’s compensation philosophy is to align the interests of its named executive officers with those of the Company’s shareholders.  The Board of Directors has adopted stock ownership guidelines that will result in an increasingly higher level of stock ownership by executives as their length of service, and expected value to the Company, increases over time.  The stock ownership guidelines call for total shares held by the executive to be not less than 33% of the total vested shares issued to the executive under equity-based compensation programs during the period of employment with the Company.  In addition, beginning October 2009, 50% of all restricted shares awarded and earned as compensation must be held by the executive for a minimum of three years after the restrictions on the shares lapse before they may be transferred.  In the event of any termination of employment, all vested shares then held by the executive that are subject to the three-year holding requirement will be released from that restriction on transfer six months following the date of termination of employment or sooner upon approval of the Board of Directors.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the Securities and Exchange Commision’s rules requiring disclosure of certain relationships and related-party transactions since the beginning of fiscal 2012.  None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as director or member of the Compensation Committee of the Company during the fiscal year ended September 30, 2012.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference into future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement.  Based on that review and discussion, the Compensation and Management Development Committee has recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the 2013 Annual Meeting and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Submitted on November 16, 2012 by the Compensation and Management Development Committee of the Board.

Respectfully submitted,

Michael L. Shannon, Chairman
Richard Lawrence
Donald A. Washburn

EXECUTIVE COMPENSATION

Cash and Non-Cash Compensation Paid to Certain Executive Officers

The following table sets forth the compensation earned by our chief executive officer, principal financial officer and our three other most highly compensated officers, constituting our named executive officers, during the last fiscal year for services rendered in all capacities to the Company, for Messrs. Camp and Ehren for the three fiscal years ended September 30, 2012 and for Messrs. Brausen and Nichols for the two fiscal years ended September 30, 2012.

SUMMARY COMPENSATION TABLE – FISCAL 2012

Name and Principal Position	Fiscal Year	Salary (1) ($)	Bonus ($)		Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (6) ($)		Total ($)
David M. Camp ...........	2012	229,806	86		0	0	(5)	366,329	(7)	596,221
Former President and Chief Executive Officer	2011	274,997	—		0	—		14,107		289,104
	2010	268,267	—		550,002	66,000	(4)	7,336		891,605

John J. Ehren .............	2012	263,654	36		0	0	(5)	11,573		275,263
President and Chief Executive Officer	2011	230,006	—		0	—		10,834		240,840
	2010	224,378	37,500	(2)	497,501	138,000	(4)	4,654		902,033

James R. Brausen ........	2012	165,006	107	(8)	39,210	0	(5)	7,706		212,029
Corporate Controller, Principal Financial Officer and Principal Accounting Officer	2011	165,006	137		26,910	—		9,295		201,348

Louis C. Vintro ............	2012	206,121	41		229,425	0	(5)	28,818		464,405
Senior Vice President of Business Development and Global Operations

Stephen M. Pellegrino .	2012	187,685	38		229,425	0	(5)	8,200		425,348
Vice President of Sales

Michael L. Nichols ......	2012	180,003	36		0	0	(5)	9,088		189,127
Vice President of Research and Development	2011	180,003	—		0	—		10,385		190,388

_________________

(1)	Includes amounts deferred by the executive officers under the Company's Profit Sharing and 401(k) Plan.

(2)
The bonus amount paid to Mr. Ehren in fiscal 2010 reflects a cash award in recognition of substantial additional duties assumed during fiscal 2010 after the departure of the former Senior Vice President of Global Operations.

(3)
The amounts reported in this column represent both service-based and performance-based awards. The amounts reported represent the full grant date fair values for service-based awards granted to the named executive officers in the applicable fiscal year.  These amounts were computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and do not correspond to the

actual value that may be realized by the named executive officers.   All performance-based stock awards granted in the fiscal years reported in this column are reported at a $0 value as at the time of grant it was estimated that it was less than probable the related performance goals would be achieved.  The maximum possible outcome for Mr. Camp related to performance-based awards was $900,000, $330,011and $604,999 in fiscal 2012, 2011 and 2010, respectively.  The maximum possible outcome for Mr. Ehren related to performance-based awards was $460,000, $230,009 and $57,502 in fiscal 2012, 2011 and 2010, respectively.  The maximum possible outcome for Dr. Vintro related to performance-based awards was $460,000 in fiscal 2012. The maximum possible outcome for Mr. Pellegrino related to performance-based awards was $352,400 in fiscal 2012. The maximum possible outcome for Dr. Nichols related to performance-based awards was $216,000 and $107,999 in fiscal 2012 and 2011, respectively.

(4)
The amounts for fiscal 2010 reflect the cash portion of the awards earned by the named executive officers under individual bonus incentive plans.  Mr. Camp chose to receive 60% or 9,210 shares of his payout in restricted stock, the restrictions on which lapsed on December 15, 2010.

(5)
All performance-based non-equity incentive plan awards granted in fiscal 2012 are reported at a $0 value as at the time of grant it was estimated that it was less than probable that the related performance goals would be achieved. None of the performance-based non-equity incentive plan awards awarded in 2012 were earned and no payouts were made pursuant to such awards because the Company's minimum operating income threshold was not met.

(6)	The table below discloses the components of the amounts included for each named executive officer under the "All Other Compensation" column in the Summary Compensation Table for fiscal 2012.

Name	Fiscal Year	Term Life Insurance Premium ($)	Profit Sharing & 401(k) Plan Contributions ($)	Severance (7) ($)	Vacation Paid Upon Termination ($)	Relocation/Moving Expense ($)	Consulting Services (7) ($)	Total ($)
David M. Camp	2012	2,628	8,954	300,000	29,747	—	25,000	366,329
John J. Ehren	2012	1,027	10,546	—	—	—		11,573
James R. Brausen	2012	1,104	6,602	—	—	—		7,706
Louis C. Vintro	2012	767	8,051	—	—	20,000		28,818
Stephen M. Pellegrino	2012	692	7,508	—	—	—		8,200
Michael L. Nichols	2012	1,888	7,200	—	—	—		9,088

(7)	Mr. Camp’s employment terminated on June 23, 2012. Mr. Camp's separation agreement, entered into on June 6, 2012, included a twelve-month consulting contract.

(8)
Mr. Brausen was also awarded a cash incentive bonus that will be based on the value of 2,000 shares of the Company's common stock at the Company's closing stock price on December 16, 2014, subject to his continued employment with the Company through that date.

The following table provides information for fiscal 2012 with respect to incentive plan awards that were granted to each of our named executive officers.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2012

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#) (1)	Maximum (#) (1)
David M. Camp	9/13/2011	0 (2)	—	515,625 (2)
	10/3/2011	—	—	—	28,103	35,129	70,258	—	0
John J. Ehren	9/13/2011	0 (2)	—	287,500(2)
	10/3/2011	—	—	—	14,364	17,955	35,910	—	0
James R. Brausen	10/1/2011	0 (3)	—	66,000(3)	—	—	—	—	—
	2/3/2012	26,140	26,140	26,140	—	—	—	3,000 (4)	39,210
Louis C. Vintro	9/13/2011	0 (2)	—	287,500(2)
	10/3/2011	—	—	—	14,364	17,955	35,910	—	0
	2/8/2012	—	—	—				17,500 (5)	229,425
Stephen. M. Pellegrino	10/1/2011	0 (3)	—	64,000(3)	—	—	—	—	—
	2/8/2012	—	—	—	10,752	13,440	26,880	—	0
	2/8/2012	—	—	—				17,500 (5)	229,425
Michael L. Nichols	9/13/2011	0 (2)	—	135,000(2)
	10/3/2011	—	—	—	6,745	8,431	16,862	—	0

(1)
The restrictions on these performance-based restricted stock awards lapse on December 16, 2014 based on the achievement of certain Company and individual performance objectives for fiscal years 2012, 2013 and 2014, subject to continued employment with the Company though December 16, 2014.  See “Compensation Discussion and Analysis – Analysis of Specific Compensation Determinations” for explanation of the calculations.

(2)
Messrs. Camp, Ehren, Vintro and Nichols participated in the company's annual performance-based incentive cash compensation program in fiscal 2012. Subject to the achievement by the Company of a minimum of $6.5 million of operating income for fiscal 2012, participants could earn from 0% to 125% of their targeted cash compensation for performance greater than threshold in a linear relationship from the threshold operating income. The dollar figures in the table above represent the threshold and maximum amount payable to each participant. The Company did not reach its operating income threshold for 2012 and no annual performance-based incentive compensation was paid.

(3)
Messrs. Brausen and Pellegrino participated in the Company's management incentive plan in fiscal 2012. Subject to the achievement by the Company of a minimum of $6.5 million of operating income for fiscal 2012, participants could earn from 0% to 100% of their targeted cash compensation for performance greater than threshold in a linear relationship from the threshold operating income. The dollar figures in the table above represent the threshold and maximum amount payable to each participant. The Company did not meet its operating income threshold for fiscal 2012 and no management incentive cash compensation was paid.

(4)	This service-based restricted stock award was granted to Mr. Brausen under the Company’s 2010 Equity Incentive Plan and will vest on December 16, 2014 subject to continued employment.

(5)
These service-based restricted stock awards were granted to Dr. Vintro and Mr. Pellegrino under the Company’s 2010 Equity Incentive Plan and will vest 25% on February 8, 2013, 25% on February 8, 2014 and 50% on February 8, 2015 subject to continued employment with the Company on the applicable vesting date.

Outstanding Equity Awards

None of the named executive officers has ever been granted stock options.  The following table reflects previously granted and outstanding restricted stock awards.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

Stock Awards
Name	Grant date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) *	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: payout value of unearned shares, units, or other rights that have not vested ($) *
David M. Camp		—		$—	—		$—

John J. Ehren	10/2/2009	21,395	(1)	$207,114	—		$—
	9/16/2010	3,007	(2)	$29,109	—		$—
	2/11/2011	—		$—	12,821	(3)	$124,114
	10/3/2011	—		$—	17,955	(4)	$173,813

James R. Brausen	1/25/2010	1,600	(5)	$15,489	—		$—
	9/16/2010	802	(2)	$7,764	—		$—
	2/11/2011	1,500	(6)	$14,521	—		$—
	2/3/2012	3,000	(7)	$29,042	—		$—

Louis C. Vintro	10/26/2011	—		$—	17,955	(4)	$173,813
	2/8/2012	17,500	(8)	$169,409	—		$—

Stephen M. Pellegrino	1/25/2010	1,200	(5)	$11,617	—		$—
	2/11/2011	3,000	(9)	$29,042	—		$—
	2/8/2012	17,500	(8)	$169,409	—		$—
	2/8/2012	—		$—	13,440	(4)	$130,106

Michael L. Nichols	3/16/2010	8,238	(9)	$79,748	—		−
	2/11/2011	—		$—	6,020	(3)	$58,277
	10/3/2011	—		$—	8,431	(4)	$81,616

*
The market value of the restricted stock awards as to which restrictions have not lapsed is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock on September 30, 2012, which was $9.6805.

Vesting Schedule for Outstanding Unvested Stock Awards in accordance with the terms of the award agreements

(1)	Restrictions lapsed on October 1, 2012.

(2)	Restrictions lapse on September 23, 2013 based on continued employment.

(3)	Restrictions lapse on December 16, 2013 based on continued employment and the achievement of certain performance criteria.

(4)	Restrictions lapse on December 16, 2014 based on continued employment and the achievement of certain performance criteria.

(5)	Restrictions lapse on December 17, 2012 based on continued employment.

(6)	Restrictions lapse on December 16, 2013 based on continued employment.

(7)	Restrictions lapse on December 16, 2014 based on continued employment.

(8)	Restrictions lapse on 4,375 shares on February 8, 2013, lapse on 4,375 shares on February 8, 2014 and lapse on 8,750 shares on February 8, 2015.

(9)	Restrictions lapse on March 16, 2013 based on continued employment.

Stock Options Granted to Certain Executive Officers during Fiscal 2012

During fiscal 2012, no options for the purchase of the Company's Common Stock were awarded to the Company's named executive officers.

Vested Stock Awards during Fiscal 2012

The following table shows the lapse of restrictions on shares of restricted stock held by each of the named executive officers during fiscal 2012 along with the aggregate dollar value realized on such lapse based on the market price of the Company’s Common Stock on the date of the lapse of restrictions.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2012

Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on vesting ($)
David M. Camp	38,372	$385,767
John J. Ehren	10,698	$116,608
James R. Brausen	—	$—
Louis C. Vintro	—	$—
Stephen M. Pellegrino	—	$—
Michael L. Nichols	4,119	$57,501

Offer Letter

David M. Camp

On September 25, 2006, the Company entered into a letter agreement with David M. Camp related to Mr. Camp's appointment as President and Chief Executive Officer of the Company.  Under the terms of the offer letter, Mr. Camp was employed for no specified term at a base salary of $275,000 per year.

Mr. Camp resigned as a Director, President and Chief Executive Officer on May 18, 2012. In connection with his resignation, the Company entered into a Separation Agreement and General Release with Mr. Camp on June 7, 2012, the terms of which are described above under "Other Compensation Matters." Mr. Camp's last day of employment was June 23, 2012.

Equity Compensation Plan Information

The following table provides information as of September 30, 2012 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders
2010 Equity Incentive Plan	—	—	362,369	(2)
2003 Restated Employees’ Stock Incentive Plan	35,000	$10.41	118,565	(2)
Restated 1996 Employee Stock Purchase Plan	—	—	364,026
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	35,000	$10.41	844,960

(1)	Excluding securities to be issued upon exercise of outstanding options.

(2)	The number of securities remaining may be used for issuance of either options or restricted stock.

AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be soliciting material, or to be filed with, the Securities and Exchange Commission or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into future filings with the Securities and Exchange Commission except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors comprises three non-employee directors who meet the independence standards of the NASDAQ Global Market.  The members of the Audit Committee are John E. Pelo, Chairman, Charles H. Stonecipher and Donald A. Washburn.  The Board has determined that Mr. Pelo qualifies as an "audit committee financial expert" under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company's website at www.key.net.  Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company's independent registered public accountants.  The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.

Management is responsible for the Company's internal controls and the financial reporting process.  The Company's public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company.  Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company's public accountants.  The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Company's public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee discussed with the Company's public accountants that firm's independence and considered whether the non-audit services provided by the Company's public accountants were compatible with maintaining the independence of such public accountants.

Based upon the Audit Committee's discussion with management and the public accountants and the Audit Committee's review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment for fiscal 2013, subject to shareholder approval, of the Company's independent registered public accounting firm, and the Board of Directors concurred in such recommendation.

For fiscal 2012, management completed the documentation, testing, and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company's public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management's assessment of the effectiveness of internal control over financial reporting, and the Company’s public accountants provided the Audit Committee with their related report.

In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.

Submitted on December 3, 2012 by the Audit Committee of the Board of Directors.

Respectfully submitted,

John E. Pelo, Chairman
Charles H. Stonecipher
Donald A. Washburn

FEES PAID TO GRANT THORNTON LLP

The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2012 and 2011, respectively.

	FY 2012	FY 2011
Audit Fees	$467,768	$472,000
Audit-related Fees	$—	$—
Tax Fees	$23,548	$18,692
All Other Fees	$—	$—
Totals	$491,316	$490,692

“Audit Fees” includes aggregate fees billed for professional services provided in conjunction with the audit of the Company’s financial statements for each of the years ending September 30, 2012 and 2011, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and services provided in connection with statutory and other regulatory filings.  Audit fees for the year ended September 30, 2012 and 2011, also included fees associated with the audit of the Company’s internal control over financial reporting.

“Audit-Related Fees” consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”  This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

“Tax Fees” include fees primarily related to compliance services for international corporate income tax returns and for company employees living abroad.

All of the services described above were approved by the Audit Committee.

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for specific types of permitted services.  The policy requires specific pre-approval of all permitted services.  The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.  The policy delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the 2013 Annual Meeting of Shareholders.  However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.

Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company's Amended and Restated Bylaws, effective May 13, 2009.  For business to be properly brought before the 2013 Annual Meeting by a shareholder, notice of the proposed business must have been received by the Secretary of the Company at the Company’s principal executive office in writing on or before the close of business on September 5, 2012.  The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions.  If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.

It is important that your shares be represented at the meeting.  Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

A copy of the Company's 2012 Annual Report on Form 10-K is available on the Company’s website at www.key.net and to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington  99362.

By order of the Board of Directors,

Ronald L. Greenman
Secretary

Dated:  January 2, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

KEY TECHNOLOGY, INC.

February 7, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.proxydocs.com/ktec

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230300000000000000 4 020713

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. PROPOSAL TO ELECT JOHN E. PELO AND CHARLES H. STONECIPHER AS DIRECTORS.

NOMINEES:
- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

○ JOHN E. PELO
○ CHARLES H. STONECIPHER

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. PROPOSAL TO CONSIDER ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3. PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2013 FISCAL YEAR.	☐	☐	☐

The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made this proxy will be voted for the election of the nominees for director, for advisory approval of the compensation of the named executive officers and for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.

Please mark, date, sign and return this proxy in the enclosed envelope.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

KEY TECHNOLOGY, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders, February 7, 2013

The undersigned hereby appoints John J. Ehren and Louis C. Vintro, and each of them, proxies with full power of substitution, to represent and vote, as designated on the reverse side of this proxy, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 7, 2013, and any adjournment or postponement thereof. Either of the designated proxies, or any duly appointed substitute present at the meeting, may exercise all powers granted hereby.

(Continued and to be signed on the reverse side)

14475